EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into this as of this 1st day of January, 2014 (the "Effective Date"), by and between Action Sports Media, Inc., (the “Company” and “Employer”), a Nevada corporation and Jason Fierro, CEO of the Company ("Employee").

Employer hereby employs Employee, and Employee agrees to work for Employer, under the following terms and conditions:

1. AGREEMENT TO EMPLOY AND BE EMPLOYED

Employer hereby employs Employee in the position of Chief Executive Officer, and Employee hereby accepts and agrees to such employment.

2. EMPLOYEE WARRANTIES

Employee warrants and represents that Employee has the ability to enter into this Agreement and the legal right to work in the United States; that Employee's entering into and performance under this Agreement will not violate Employee's agreement with any third party; and that there are no restrictions or obligations to any third party which may restrict Employee's performance of duties under this Agreement. Employee has not provided, or promised to provide, Employer with any confidential information, trade secrets, or property of any former or current employer of Employee.

3. DESCRIPTION OF EMPLOYEE'S DUTIES

Subject to the supervision and pursuant to the orders, advice, and direction of Employer, Employee shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by Employer.

Employee shall report to the Board of Directors of the Employer (the "Board") in connection his employment hereunder.

4. MANNER OF PERFORMANCE OF EMPLOYEE'S DUTIES

 Employee shall at all times faithfully, industriously, and to the best of Employee's ability, experience, and talent, perform all duties that may be required of and from Employee pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered at the above mentioned premises and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable, which may include domestic and international travel. Employee shall comply with all stated standards of performance, policies, rules, and regulations of Employer. Employee shall also comply with such future Employer policies, rules, regulations, performance standards, and manuals as may be published or amended by Employer from time to time, including without limitation, any employee handbook or similar materials that have been provided to Employee.

5. DURATION OF EMPLOYMENT

The term ("Term") of employment shall be two (2) years, commencing on the Effective Date and terminating January 1, 2016, subject, however, to prior termination as provided in Sections 9, 10, and 11 of this Agreement or a written, mutually agreeable extension of the term of employment.

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6. SALARY AND BENEFITS; REIMBURSEMENT; ANNUAL BONUS;

(a) Employer shall pay Employee, and Employee agrees to accept from Employer, as partial payment for Employee's services rendered hereunder, salary compensation paid at the following rate over the course of the Term of employment: $80,000.00 annually, payable on a monthly basis for each monthly period in which applicable services have been rendered. On the anniversary of employment, this rate will increase 5% annually. Commissions and Performance Bonuses may also be awarded at the discretion of the company's Board of Directors. Unless otherwise agreed to by Employer in writing or as stated herein, Employee will receive no cash or non-cash employee benefits in connection with the employment and pursuant to this Agreement.

(b) In addition to the foregoing, Employer will reimburse Employee for any and all necessary, customary, and usual expenses incurred on behalf of Employer pursuant to Employer's policies.

(c) During the employment Term, Employee will be eligible to receive bonus payments and as reasonably approved by Employer's Board of Directors.

(d) Subject to the provisions below of Section 6(e), Employer shall make available to Employee the same insurance benefits made available by the Employer to other employees, if any (e.g., medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability plans).

(e) Employee may elect to participate in Employers 401(k) Plan, if any, in accordance with Employer's 401(d) eligibility requirements, and if Employee elects to participate in such plan, Employer shall provide any matching contribution programs generally made available to Employer's employees.

(f) Employee acknowledges that as of the Effective Date Employer's business is in its initial stages of establishment and setup, and that as a result the salary set forth in Section 6(a), above may not be paid on a monthly basis. To the extent that said salary obligation is not paid in full on a monthly basis as set forth in Section 6(a), any such unpaid amounts will accrue and shall be paid at later date during the Term. Employee shall determine when the salary as referenced above in Section 6(a), including all accrued but unpaid salary, will be paid based upon the financial ability of the Employer to make such payments and shall make such determination in the best interests of Employer. Notwithstanding the foregoing, if any other member of Employer's executive management team receives all or a portion of their respective salaries, Employee shall be entitled, at minimum, to receive payment of the same percentage of his salary as such other members of Employer's executive management team.

7. CONFIDENTIALITY

The parties hereto understand and agree that the terms and provisions of that certain Mutual Confidentiality Agreement dated as of even date herewith and attached hereto as Exhibit I (the "Confidentiality Agreement") are hereby incorporated herein by reference. The parties also understand and agree that: (i) the terms and provisions of this Agreement and any attachments to this Agreement, but not the existence of this Agreement, shall be deemed "Confidential Information" for purposes of, and as defined under, the Confidentiality Agreement, and (ii) this Agreement constitutes a "Employment Agreement" for purposes of, and as contemplated by, the Confidentiality Agreement.

/s/ Jason Fierro

Jason Fierro

CEO of Action Sports Media, Inc.

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